UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	April 27, 2005

Hudson Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation)

1-13412	13-3641539
(Commission File Number)	(IRS Employer Identification No.)

275 North Middletown Road Pearl River, New York	10965
(Address of Principal Executive Offices)	(Zip Code)

(845) 735-6000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 27, 2005, Hudson Technologies, Inc. (the "Company") received a notice from the Nasdaq Stock Market that provided, in pertinent part, as follows:

"For the last 30 consecutive business days, the bid price of the Company's common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the "Rule). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days, or until October 24, 2005, to regain compliance. If, at anytime before October 24, 2005, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days" (or such longer period as provided for in Marketplace Rule 4310(c)(8)(E)) , "Staff will provide written notification that it complies with the Rule."

"If compliance with this Rule cannot be demonstrated by October 24, 2005, Staff will determine whether the Company meets the Nasdaq SmallCap Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it meets the initial listing criteria, Staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, Staff will provide written notification that the Company's securities will be delisted. At that time, the Company may appeal Staff's determination to delist its securities to a Listing Qualifications Panel."

The 180 day period relates exclusively to the bid price requirement. As noted in the Staff's letter, Nasdaq in its discretion, may require an issuer to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive days, but generally not more than 20 consecutive days, before determining that the issuer has demonstrated its ability to maintain long term compliance. In addition, the Company must continue to maintain compliance with all other Nasdaq continued listing requirements for its common stock to remain listed.

The Company has not yet determined what action it will take to regain compliance with Marketplace Rule 4310(c)(4).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON TECHNOLOGIES, INC.
Date: April 29, 2005	By:	/S/ Stephen P. Mandracchia
Name: Stephen P. Mandracchia
Title: Vice President Legal & Regulatory, Secretary